Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Prime Skyline Limited

(Exact Name of Registrant as Specified in its Charter)

…………………………………………………

(Translation of Registrant’s Name into English)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(4)
Fees to be Paid	Equity	Ordinary shares, par value $0.001 per share	457(o)	4,768,000	(1)(2)	$4.00	$19,072,000	$92.70 per $1,000,000	$1,767.97
Fees Previously Paid
Carry Forward Securities
	Total Offering Amounts						$19,072,000
	Total Fees Previously Paid								0
	Total Fee Offsets								0
	Net Fee Due								$1,767.97

(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Includes additional Ordinary Shares that the underwriters have the option to purchase to cover over-allotments, if any.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Our Ordinary Shares are not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the average selling price of our ordinary shares that were sold to our shareholders in a private placement.
(4)	Calculated pursuant to Rule 457(o) under the Securities Act.